FOR IMMEDIATE RELEASE

Media Contacts
Jennifer Nahas
Vice President, Marketing
Griffin Capital Company
949-270-9332
jnahas@griffincapital.com

Julius Buchanan / Joseph Kuo
Haven Tower Group LLC
424 652 6520, ext. 114 / 424 652 6520, ext. 101
jbuchanan@haventower.com or jkuo@haventower.com

Griffin Capital Essential Asset REIT Enters into Loan Agreement with Bank of America, N.A., UBS AG and KeyBank National Association

El Segundo, Calif. (October 9, 2017) - Griffin Capital Company, LLC (“Griffin Capital”) announced today the operating partnership of Griffin Capital Essential Asset REIT, Inc. (the “GCEAR”) entered into a loan agreement with Bank of America, N.A., UBS AG and KeyBank National Association for an aggregate loan amount of $375,000,000 (the “Loan”). GCEAR utilized the net proceeds to pay down a portion of its credit facility led by KeyBank National Association.

“By using the proceeds of the financing to pay down our revolving line of credit, we created additional capacity to meet our future capital requirements,” said Michael Escalante, President of GCEAR and Chief Investment Officer of Griffin Capital. “This strategic move also allows us to extend maturities on our debt to more closely align with the REIT’s average lease duration while taking advantage of today’s historically low interest rate environment. We are also very pleased to have executed a rate lock before the recent run-up in the long bond – thereby saving GCEAR over one million dollars in annual interest expense.”

The full-term, interest only Loan has a duration of ten years and matures on October 1, 2027 with a fixed rate of 3.77 percent.

The refinancing will increase GCEAR’s fixed rate debt to over 96 percent of the outstanding debt balance, as compared to 77 percent as of June 30, 2017. The Loan is secured by cross-collateralized and cross-defaulted first mortgage liens on ten properties owned by the GCEAR operating partnership, including brand-name tenants such as ACE Hardware Corporation, General Electric Company, State Farm Mutual Automobile Insurance Co., T-Mobile West LLC, and Wells Fargo Bank.

To learn more about Griffin Capital Essential Asset REIT, please visit
https://www.griffincapital.com/griffin-capital-essential-asset-reit

-MORE-
About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a publicly-registered non-traded REIT with a portfolio, as of September 30, 2017, of 74 office and industrial properties totaling 18.8 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.4 billion. Griffin Capital Essential Asset REIT, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital Company, LLC.

About Griffin Capital Company, LLC
Griffin Capital Company, LLC ("Griffin Capital") is a leading alternative investment asset manager with approximately $9.6 billion in assets under management as of September 30, 2017. Founded in 1995, the privately held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22 billion.

The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises.

Additional information is available at www.griffincapital.com.

# # #